December 2010 Preliminary Terms No. 606 Registration Statement No. 333-156423 Dated December 2, 2010 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the asset has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. Investors could lose up to 90% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	December , 2010
Original issue date:	December , 2010 (5 business days after the pricing date)
Maturity date:	December , 2012
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%
	Copper	LOCADY	12.5%
	Palladium	PLDMLNPM	12.5%
	Corn	C1	10.0%
	Cocoa	CC1	10.0%
	Coffee	KC1	10.0%
	Soybeans	S1	10.0%
	Sugar #11 (World) (“sugar”)	SB1	10.0%
Payment at maturity:	▪
If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000

	▪	If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%: ($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.
Maximum payment at maturity:	$1,230 to $1,270 per Buffered PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	140%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Copper:  the official cash offer price per ton (as stated in U.S. dollars);
Palladium:  the afternoon palladium fixing price per troy ounce (as stated in U.S. dollars);
Corn:  the official settlement price per bushel (as stated in U.S. cents);
Cocoa: the official settlement price per metric ton (as stated in U.S. dollars);
Coffee:  the official settlement price per pound (as stated in U.S. cents);
Soybeans:  the official settlement price per bushel (as stated in U.S. cents); and
Sugar:  the official settlement price per pound (as stated in U.S. cents).
For full descriptions, please see “Fact Sheet – Commodity price” beginning on page 6 of these preliminary terms.

Index value:	For any index business day, the official settlement price of the brent crude index
Initial basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date
Final basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date
Valuation date:
In respect of each basket commodity, December     , 2012, subject to adjustment for a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.

Buffer amount:	10%
Interest:	None
CUSIP:	617482PW8
ISIN:	US617482PW86
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each Buffered PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated August 20, 2009        Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012 (the “Buffered PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket commodities that enhances returns for a certain range of positive performance of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity

▪	To obtain a limited buffer against a specified level of negative performance of the basket

Maturity:	2 Years
Leverage factor:	140%
Payment at maturity:
(i) If the basket performance factor is greater than 100%:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
(ii) If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000
(iii) If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.

Maximum payment at maturity:	$1,230 to $1,270 (123% to 127% of the stated principal amount), to be determined on the pricing date.
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Interest:	None

December 2010	Page 2

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is a weighted basket composed of seven commodities and one commodity index.

Basket commodity information as of December 1, 2010
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
S&P GSCITM Brent Crude Index—Excess Return	SPGCBRP	622.1652	611.8483	659.2701 (on 5/3/2010)	509.4711 (on 5/25/2010)	25.0%
Copper (in U.S. dollars)	LOCADY	$8,540.00	$6,990.00	$8,925.00 (on 11/11/2010)	$6,091.00 (on 6/8/2010)	12.5%
Palladium (in U.S. dollars)	PLDMLNPM	$716.00	$380.00	$730.00 (on 11/9/2010)	$356.00 (on 12/28/2009)	12.5%
Corn (in U.S. cents)	C1	551.75¢	399.75¢	590.00¢ (on 11/4/2010)	325.00¢ (on 6/29/2010)	10.0%
Cocoa (in U.S. dollars)	CC1	$2,726	$3,315	$3,498 (on 12/16/2009)	$2,562 (on 9/13/2010)	10.0%
Coffee (in U.S. cents)	KC1	203.30¢	142.50¢	217.05¢ (on 11/9/2010)	127.70¢ (on 2/25/2010)	10.0%
Soybeans (in U.S. cents)	S1	1,283.00¢	1,059.50¢	1,330.25¢ (on 11/11/2010)	908.00¢ (on 2/30/2010)	10.0%
Sugar (in U.S. cents)	SB1	28.37¢	22.66¢	33.11¢ (on 11/9/2010)	13.67¢ (on 5/6/2010)	10.0%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price and the final commodity price will be determined based on the prices published by the relevant exchange.

Historical Basket Performance January 1, 2005 through December 1, 2010

The graph is calculated to show the performance of the basket during the period from January 1, 2005 through December 1, 2010 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the Buffered PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

December 2010	Page 3

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This two-year investment offers 140% leveraged upside, subject to a maximum payment at maturity of $1,230 to $1,270 per Buffered PLUS (123% to 127% of the stated principal amount), to be determined on the pricing date, and provides a buffer against a decline of up to 10% in the basket, providing a minimum payment at maturity of $100 per Buffered PLUS.

Access
The Buffered PLUS offer exposure to a diversified basket composed of seven commodities and the brent crude index, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leverage Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Payment Scenario 1
The basket increases in value and, at maturity, the Buffered PLUS redeem for the maximum payment at maturity of $1,230 to $1,270 per Buffered PLUS (123% to 127% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Payment Scenario 2	The basket declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The basket declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket, plus the buffer amount of 10%.  For example, if the basket decreases by 25%, the Buffered PLUS will redeem for $850 or 85% of the stated principal amount per Buffered PLUS at maturity.  The minimum payment at maturity is $100 per Buffered PLUS.

Summary of Selected Key Risks (see page 16)

▪	90% of the principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	Market price of the Buffered PLUS will be influenced by many unpredictable factors.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Changes in the price of one or more of the basket commodities may offset each other.

▪	Investing in the Buffered PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪
The Buffered PLUS will not be listed on any securities exchange, secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Adjustments to the brent crude index could adversely affect the value of the Buffered PLUS.

▪	The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Specific commodities’ prices are affected by numerous factors specific to each market.

▪	There are risks relating to trading of commodities on the London Platinum and Palladium Market.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	Suspensions or disruptions of market trading in the basket commodities and related futures markets could adversely affect the price of the Buffered PLUS.

December 2010	Page 4

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

December 2010	Page 5

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the basket as of the valuation date.  However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS. The Buffered PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2010	December , 2010 (5 business days after the pricing date)	December , 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%
	Copper – Grade A (“copper”)	LOCADY	12.5%
	Palladium (“palladium”)	PLDMLNPM	12.5%
	Corn – CBOT (“corn”)	C1	10.0%
	Cocoa – NYBOT (“cocoa”)	CC1	10.0%
	Coffee Arabica – NYBOT (“coffee”)	KC1	10.0%
	Soybeans – CBOT (“soybeans”)	S1	10.0%
	Sugar #11 (World) (“sugar”)	SB1	10.0%
Bull market or bear market Buffered PLUS:	Bull market Buffered PLUS
Payment at maturity:	▪
If the basket performance factor is greater than 100%, meaning the basket has appreciated:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000

	▪	If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%: ($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.
Maximum payment at maturity:	$1,230 to $1,270 per Buffered PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	140%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day,

Copper: the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date;

Palladium: the official afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the relevant exchange authorized to effect such delivery, stated in U.S.

December 2010	Page 6

Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

dollars, as calculated and published by the relevant exchange on such date;

Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Cocoa:  the official settlement price per metric ton of deliverable-grade cocoa beans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, as made public by the relevant exchange on such date;

Coffee: the official settlement price per pound of deliverable grade washed Arabica coffee on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date;

Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date; and

Sugar: the official settlement price per pound of deliverable-grade sugar cane, as applicable, on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Index value:	For any index business day, the official settlement price of the brent crude index, as published by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc. (“S&P”)
Relevant exchange:
Copper: the London Metal Exchange
Palladium: the London Platinum and Palladium Market
Corn: the Chicago Board of Trade
Cocoa: the New York Board of Trade
Coffee: the New York Board of Trade
Soybeans: the Chicago Board of Trade
Sugar: the New York Board of Trade

Index publisher:	S&P
Initial basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the final pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).

Valuation date:	In respect of each basket commodity, December , 2012, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 16.

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Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482PW8
ISIN:	US617482PW86
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the prices of the basket commodities, and therefore the prices at which the basket commodities must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the

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Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an

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addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	140%
Buffer amount:	10%
Hypothetical maximum payment at maturity:	$1,250 per Buffered PLUS (125% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)

Buffered PLUS Payoff Diagram

How it works

▪
If the basket performance factor is greater than 100%, meaning the basket has apperciated, investors would receive the $1,000 stated principal amount plus 140% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity.  In the payoff diagram above, investors would realize the hypothetical maximum payment at maturity when the basket appreciates by approximately 117.8571% of the initial basket value.  Based on the terms above:

▪	If the basket performance factor is 110%, meaning the basket has appreciated by 10%, investors would receive a 14% return, or $1,140 per Buffered PLUS.

▪
If the basket performance factor is 150%, meaning the basket has appreciated by 50%, investors would receive only the hypothetical maximum payment at maturity of 125% of the stated principal amount, or $1,250 per Buffered PLUS.

▪
If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%, investors would receive the stated principal amount of $1,000 per Buffered PLUS.

▪
If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is

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proportionate to the percentage decrease in the value of the basket, plus the buffer amount of 10%. Thus, the minimum payment at maturity will be $100 per Buffered PLUS.  Based on the terms above:

▪
If the basket performance factor is 60%, meaning the basket has declined in value by 40%, investors would lose 30% of their principal and receive only $700 per Buffered PLUS at maturity, or 70% of the stated principal amount.

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 140%, the hypothetical maximum payment at maturity of $1,250 per Buffered PLUS and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

Leverage factor = 140%
Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	$600	$630	+ 5%
Copper	12.5%	$8,500	$8,925	+ 5%
Palladium	12.5%	$700	$735	+ 5%
Corn	10.0%	500¢	525¢	+ 5%
Cocoa	10.0%	$2,700	$2,835	+ 5%
Coffee	10.0%	200¢	210¢	+ 5%
Soybeans	10.0%	1,200¢	1,260¢	+ 5%
Sugar	10.0%	30¢	31.5¢	+ 5%

Basket Percentage Change = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final brent crude index price – initial brent crude index price) / initial brent crude index price] x 25%; plus

[(final copper price – initial copper price) / initial copper price]  x  12.5%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  12.5%; plus
[(final corn price – initial corn price) / initial corn price]  x  10%; plus
[(final cocoa price – initial cocoa price) / initial cocoa price]  x  10%; plus
[(final coffee price – initial coffee price) / initial coffee price]  x  10%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  10%; plus
[(final sugar price – initial sugar price) / initial sugar price]  x  10%

So, using the final basket commodity prices above:

brent crude index  = [($630 – $600) / $600] x 25%  = 1.25%; plus copper  = [($8,925 – $8,500) / $8,500] x 12.5%  = 0.625%; plus palladium  =  [($735 – $700) / $700] x 12.5%  = 0.625%; plus corn  =  [(525¢ –500¢) / 500¢] x 10%  = 0.5%; plus
cocoa  =  [($2,835 – $2,700) / $2,700] x 10%  = 0.5%; plus
coffee  =  [(210¢ – 200¢) / 200¢] x 10%  = 0.5%; plus
soybeans  =  [(1,260¢ – 1,200¢) / 1,200¢] x 10%  = 0.5%; plus sugar =  [(31.5¢ – 30¢) / 30¢] x 10%  = 0.5%

which equals

basket percentage increase   =   5%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   5%   x   140%   =   $70

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Since this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,250 per Buffered PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $70   =   $1,070

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

The basket performance factor is less than 100%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	$600	$150	– 75%
Copper	12.5%	$8,500	$8,925	+ 5%
Palladium	12.5%	$700	$735	+ 5%
Corn	10.0%	500¢	525¢	+ 5%
Cocoa	10.0%	$2,700	$2,835	+ 5%
Coffee	10.0%	200¢	210¢	+ 5%
Soybeans	10.0%	1,200¢	1,260¢	+ 5%
Sugar	10.0%	30¢	31.5¢	+ 5%

Basket Performance Factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final brent crude index price / initial brent crude index price) x 25%; plus
(final copper price / initial copper price)  x  12.5%; plus
(final palladium price / initial palladium price)  x  12.5%; plus
(final corn price / initial corn price) x  10%; plus
(final cocoa price / initial cocoa price)  x  10%; plus
(final coffee price / initial coffee price)  x  10%; plus
(final soybean price / initial soybean price)  x  10%; plus
(final sugar price / initial sugar price)  x  10%

So, using the final basket commodity prices above:

brent crude index  = ($150 / $600) x 25%  = 6.25%; plus
copper  = ($8,925 / $8,500) x 12.5%  = 13.125%; plus
palladium  =  ($735 / $700) x 12.5%  = 13.125%; plus
corn  =  (525¢ / $500¢) x 10%  = 10.5%; plus
cocoa  =  ($2,835 / $2,700) x 10%  = 10.5%; plus
coffee  =  (210¢ / 200¢) x 10%  = 10.5%; plus
soybeans  =  (1,260¢  / 1,200¢) x 10%  = 10.5%; plus
sugar =  (31.5¢ / 30¢) x 10%  = 10.5%

which equals

basket performance factor   =   85%

In the above example, the final basket commodity prices of all the basket commodities except for the brent crude index (with a combined weighting of 75% of the basket), are each higher than their respective initial basket commodity prices, but the final basket commodity price of the brent crude index (with a weighting of 25% of the basket) is lower than its initial basket commodity price.  Accordingly, although the final basket commodity prices of three-fourths of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other one-fourth (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets

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the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value by more than the 10% buffer amount in this example, the payment at maturity per Buffered PLUS will equal $1,000 times the basket performance factor plus $100; or

($1,000     x     85%)      +      $100     =      $950

The payment at maturity per Buffered PLUS will be $950, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket, plus the buffer amount of 10%.

If the basket did not decline in value by more than the buffer amount of 10%, the payment at maturity would equal the $1,000 stated principal amount per Buffered PLUS.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket commodities from the pricing date to the valuation date, as determined as follows:

If the basket performance factor is greater than 100%, meaning the basket has appreciated:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,230 to $1,270 for each Buffered PLUS,

If the basket performance factor is less than or equal to 100% but greater than or equal to 90%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 10%:

$1,000

If the basket performance factor is less than 90%, meaning the basket has declined in value by an amount greater than the buffer amount of 10%:

This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the basket performance factor is less than 90%, meaning the basket has declined in value by more than the buffer amount of 10%, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the basket value from its initial value, plus $100 per Buffered PLUS.  See “How the Buffered PLUS Work” on page 2 above.

▪
Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,230 to $1,270 per Buffered PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 140% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 123% to 127% of the stated principal amount for the Buffered PLUS, any increase in the value of the basket by more than approximately 16.4286% to 19.2857% will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the price of each of the basket commodities (including the commodity underlying the brent crude index) at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities (including the commodity underlying the brent crude index), interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities and the commodity underlying the brent crude index at any time, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Buffered PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the price of a more heavily weighted basket commodity, such as the brent crude index which has a 25% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

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▪
Investing in the Buffered PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the Buffered PLUS is not equivalent to investing directly in any of the basket commodities, in futures contracts or forward contracts on any of the basket commodities or in the contracts that underlie the brent crude index.  By purchasing the Buffered PLUS, you do not purchase any entitlement to any of the basket commodities, futures contracts or forward contracts on any of the basket commodities or contracts that underlie the brent crude index. Further, by purchasing the Buffered PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities or to contracts that underlie the brent crude index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and as the projected profit included in the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your Buffered PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 22).

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Adjustments to the brent crude index could adversely affect the value of the Buffered PLUS.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), as the index publisher, may add, delete or substitute the commodity contracts constituting the brent crude index or make other methodological changes that could change the value of the brent crude index.  The index publisher may discontinue or suspend calculation or publication of the brent crude index at any time.  Any of these actions could adversely affect the value of the Buffered PLUS.  Where the brent crude index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the brent crude index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.  The brent crude index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the brent crude index continues to be composed exclusively of regulated futures contracts.  As described below, however, the brent crude index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the

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protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Specific commodities’ prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in copper, palladium, corn, cocoa, coffee, soybeans and sugar in the following paragraphs. The brent crude index is a sub-index of the S&P GSCITM–Excess Return (the “S&P GSCITM–ER”) and represents only the Brent crude oil component of the S&P GSCITM–ER.  For more information on the brent crude index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for Commodity PLUS.  Also see “Annex II—The S&P GSCI™-ER” in the accompanying prospectus supplement for Commodity PLUS.

Copper.  The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Palladium.  The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the Buffered PLUS.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the Buffered PLUS.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the Buffered PLUS. Palladium is also used in the electronics, dental and jewelry industries.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Cocoa.  The price of cocoa is primarily affected by the global demand for, and supply of, cocoa, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Cocoa is primarily used by the confectionary industry.  The majority of cocoa is produced in West African nations such as Ghana and the Ivory Coast.  This region has historically been subject to periods of significant political instability, which could lead to disruptions in

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Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

production and price volatility.  The majority of cocoa consumption is in the European Union member nations and the United States.  Any significant changes in demand for cocoa by these nations could result in substantial volatility and a decline in the price of cocoa.

Coffee.  The price of Arabica coffee is primarily affected by the global demand for and supply of coffee. The supply of coffee can be affected by weather conditions, the health of coffee trees and harvesting practices. Historically, weather has played a major role in determining world supply. The internal policies of the governments of producing countries with regard to number of trees planted, price support programs and world export quotas can also impact the amount of coffee available for world trade. The demand for coffee is primarily determined by its price, the price and availability of substitute drinks and consumers’ tastes. The price of coffee has been extraordinarily volatile over the years.  It is subject to supply disruptions such as freezing conditions in the major coffee growing regions, such as the Brazilian highlands, and to new exporters buying market share via lower prices, as was the case for Vietnam in the late 1990s and early 2000s.  The intraday volatility of coffee futures is also high.  If coffee prices decrease significantly, this could adversely affect the value of the Buffered PLUS.

Soybeans.  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Sugar.  Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

▪
There are risks relating to trading of commodities on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer price of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently your payment at maturity, could be adversely affected.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the Buffered PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MSCG, will determine the initial basket commodity price and final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low, as well as end-of-quarter, prices for each of the basket commodities for each quarter in the period from January 1, 2005 through December 1, 2010.  The related graphs set forth the official daily prices, for each respective basket commodity for the same period.  The index value and commodity prices on December 1, 2010 were, in the case of the brent crude index, 622.1562, in the case of copper, $8,540.00, in the case of palladium, $716.00, in the case of corn, 551.75¢, in the case of cocoa, $2,726, in the case of coffee, 203.30¢, in the case of soybeans, 1,283.00¢ and, in the case of sugar, 28.37¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the Buffered PLUS so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS.
Brent Crude Index	High	Low	Period End
2005
First Quarter	806.5575	585.6782	792.7308
Second Quarter	832.0475	685.6897	782.6629
Third Quarter	921.2378	773.1704	861.4689
Fourth Quarter	852.2116	723.0358	769.5195
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	835.3968	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	747.4829	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	579.9995
Second Quarter	659.2701	509.4711	540.2888
Third Quarter	590.9226	514.882	581.9815
Fourth Quarter (through December 1, 2010)	625.4263	572.1927	622.1652

Daily Official Settlement Prices of Brent Crude Index January 1, 2005 to December 1, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Copper (in U.S. dollars)	High	Low	Period End
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter (through December 1, 2010)	8,925.00	8,085.50	8,540.00

Daily Official Cash Offer Prices of Copper January 1, 2005 to December 1, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Palladium (in U.S. dollars)	High	Low	Period End
2005
First Quarter	208.00	178.00	198.50
Second Quarter	203.00	182.50	183.00
Third Quarter	201.00	172.00	194.00
Fourth Quarter	295.00	192.00	258.00
2006
First Quarter	345.00	261.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	329.00	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter (through December 1, 2010)	741.00	565.00	716.00

Daily Official Afternoon Fixing Prices of Palladium January 1, 2005 to December 1, 2010

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Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Corn (in U.S. cents)	High	Low	Period End
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter (through December 1, 2010)	590.00	465.75	551.75

Daily Official Settlement Prices of Corn January 1, 2005 to December 1, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Cocoa (in U.S. dollars)	High	Low	Period End
2005
First Quarter	1,844	1,466	1,613
Second Quarter	1,588	1,394	1,440
Third Quarter	1,519	1,318	1,413
Fourth Quarter	1,504	1,321	1,504
2006
First Quarter	1,598	1,424	1,489
Second Quarter	1,646	1,418	1,646
Third Quarter	1,729	1,393	1,472
Fourth Quarter	1,691	1,406	1,635
2007
First Quarter	1,953	1,578	1,953
Second Quarter	2,054	1,815	2,054
Third Quarter	2,128	1,773	2,036
Fourth Quarter	2,246	1,816	2,035
2008
First Quarter	2,922	2,097	2,321
Second Quarter	3,275	2,230	3,245
Third Quarter	3,360	2,547	2,558
Fourth Quarter	2,672	1,912	2,665
2009
First Quarter	2,832	2,242	2,605
Second Quarter	2,813	2,297	2,487
Third Quarter	3,170	2,442	3,140
Fourth Quarter	3,498	3,001	3,289
2010
First Quarter	3,461	2,787	2,969
Second Quarter	3,229	2,812	2,894
Third Quarter	3,165	2,562	2,814
Fourth Quarter (through December 1, 2010)	2,930	2,714	2,726

Daily Official Settlement Prices of Cocoa January 1, 2005 to December 1, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Coffee (in U.S. cents)	High	Low	Period End
2005
First Quarter	135.75	95.60	126.40
Second Quarter	130.45	102.70	104.65
Third Quarter	106.75	84.45	93.45
Fourth Quarter	107.85	90.75	107.10
2006
First Quarter	124.30	103.65	107.00
Second Quarter	112.90	94.60	99.50
Third Quarter	108.20	94.05	107.65
Fourth Quarter	128.90	101.85	126.20
2007
First Quarter	125.00	107.60	109.25
Second Quarter	117.40	101.35	111.00
Third Quarter	133.15	107.05	128.65
Fourth Quarter	139.30	118.90	136.20
2008
First Quarter	165.40	127.40	127.40
Second Quarter	151.25	128.40	150.90
Third Quarter	153.45	126.45	130.45
Fourth Quarter	129.10	101.60	112.05
2009
First Quarter	122.50	103.55	115.75
Second Quarter	142.25	111.65	117.30
Third Quarter	138.05	112.30	127.80
Fourth Quarter	148.20	126.70	135.95
2010
First Quarter	145.35	127.70	136.15
Second Quarter	167.00	129.00	164.20
Third Quarter	193.70	155.50	183.05
Fourth Quarter (through December 1, 2010)	217.05	172.50	203.30

Daily Official Settlement Prices of Coffee January 1, 2005 to December 1, 2010

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Buffered PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due December    , 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Soybeans (in U.S. cents)	High	Low	Period End
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter (through December 1, 2010)	1,330.25	1,054.00	1,283.00

Daily Official Settlement Prices of Soybeans January 1, 2005 to December 1, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Sugar (in U.S. cents)	High	Low	Period End
2005
First Quarter	9.30	8.42	8.70
Second Quarter	9.34	8.08	9.34
Third Quarter	11.13	9.16	10.95
Fourth Quarter	14.79	10.95	14.68
2006
First Quarter	19.30	14.18	17.90
Second Quarter	18.33	14.71	15.79
Third Quarter	17.16	9.75	10.85
Fourth Quarter	12.58	10.85	11.75
2007
First Quarter	11.75	9.85	9.88
Second Quarter	9.98	8.45	9.07
Third Quarter	10.33	9.07	9.56
Fourth Quarter	11.07	9.70	10.82
2008
First Quarter	15.02	10.73	11.69
Second Quarter	12.67	9.52	12.04
Third Quarter	14.19	11.65	12.36
Fourth Quarter	13.93	10.57	11.81
2009
First Quarter	13.70	11.43	12.67
Second Quarter	16.93	12.22	16.81
Third Quarter	24.39	16.96	24.12
Fourth Quarter	27.26	21.24	26.95
2010
First Quarter	29.90	16.57	16.59
Second Quarter	18.03	13.67	18.03
Third Quarter	26.84	16.28	25.30
Fourth Quarter (through December 1, 2010)	33.11	22.99	28.37

Daily Official Settlement Prices of Sugar January 1, 2005 to December 1, 2010

December 2010	Page 29